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MEDVEST HOLDINGS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
For the years ended December 31, 2003 and 2002 and the period February 9, 2001 (date operations commenced) through December 31, 2001


(in thousands)                                       2003                  2002                    2001
                                               ------------------    ------------------      -----------------
Fixed Charges:
       Interest Expense                                   20,240                 7,159                  4,581

Income (Loss) before taxes                                (6,926)                 (848)                 1,324
Fixed Charges                                             20,240                 7,159                  4,581
                                               ------------------    ------------------      -----------------
Adjusted income (loss) before taxes                       13,314                 6,311                  5,905
                                               ------------------    ------------------      -----------------

Ratio of earnings to fixed charges                          0.66  (a)             0.88  (a)              1.29


(a) Ratio of earnings to fixed charges is less than one-to-one due to significant charges for interest expense. The amount of deficiency is $6.9 million and $0.8 million in 2003 and 2002, respectively.